As filed with the Securities and Exchange Commission on December 19, 2007

Registration No.  033-53911

Registration No.  033-57065

Registration No.  333-19517

Registration No.  333-59487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 033-53911

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 033-57065

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-19517

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-59487

Under

The Securities Act of 1933

United Industrial Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-2081809
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

124 Industry Lane

Hunt Valley, Maryland 21030

(410) 628-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

1994 Stock Option Plan

UIC 401(k) Retirement Savings Plan

1994 Stock Option Plan, as amended

1994 Stock Option Plan, as amended

(Full Titles of Plans)

Jonathan A. Greenberg, Esq.

Vice President, General Counsel

and Secretary

United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland 21030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of United Industrial Corporation (the “Company”) (together, the “Registration Statements”):

File No. 033-53911, pertaining to the registration of 600,000 shares of common stock, par value $1.00 per share of the Company (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 19, 1994;

File No. 033-57065, pertaining to the registration of 100,000 shares of Common Stock, which was filed with the SEC and became effective on January 11, 1995;

File No. 333-19517, pertaining to the registration of 600,000 shares of Common Stock, which was filed with the SEC and became effective on January 10, 1997; and

File No. 333-59487, pertaining to the registration of 600,000 shares of Common Stock, which was filed with the SEC and became effective on July 21, 1998.

On October 7, 2007, the Company, Textron Inc., a Delaware corporation (“Textron”) and Marco Acquisition Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Textron, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Textron (the “Merger”).  The Merger became effective on December 18, 2007 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

The offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Industrial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hunt Valley, state of Maryland on this 19th day of December, 2007.

UNITED INDUSTRIAL CORPORATION

By:	/s/ James G. Mc Ginnis
Name:	James G. Mc Ginnis
Title:	Vice President and Assistant Controller